                                                                    Exhibit 12.1



                      CHARTER COMMUNICATIONS HOLDINGS, LLC
                 RATIO OF EARNINGS TO FIXED CHARGES CALCULATION
                                 (In thousands)



                                                           1/1/98            12/24/98                                  Three months
                                                          through      |     through                                      ended
                                 1996         1997        12/23/98     |     12/31/98        1999            2000     March 31, 2001
                                 ----         ----        --------     |     --------        ----            ----     --------------
                                                                       |
EARNINGS                                                               |
Loss before income taxes,                                              |
     minority interest and                                             |
     extraordinary item         $(2,723)    $(4,623)     $(17,222)     |    $(5,277)      $(639,884)    $(2,036,521)      $(672,617)
Fixed Charges                     4,442       5,283        17,614      |      2,374         485,021       1,069,974         305,175
                                -------     -------      --------      |    -------       ---------       ---------     -----------
Earnings                        $ 1,719     $   660      $    392      |    $(2,903)      $(154,863)      $(966,547)    $  (367,442)
                                =======     =======      ========      |    =======       =========       =========     ===========
                                                                       |
FIXED CHARGES                                                          |
Interest Expense                $ 4,415     $ 5,120      $ 17,277      |    $ 2,353       $ 471,871      $1,040,361     $   298,648
Amortization of Debt Costs           --         123           267      |         --          10,300          24,875           5,214
Interest Element of Rentals          27          40            70      |         21           2,850           4,738           1,313
                                -------     -------      --------      |    -------       ---------       ---------     -----------
Total Fixed Charges             $ 4,442     $ 5,283      $ 17,614      |    $ 2,374       $ 485,021      $1,069,974     $   305,175
                                =======     =======      ========      |    =======       =========       =========     ===========
Ratio of Earnings to                                                   |
     Fixed Charges (1)               --          --            --      |         --              --              --              --
                                =======     =======      ========      |    =======       =========      ==========     ===========


(1) Earnings for the years ended December 31, 1996 and 1997; for the periods from January 1, 1998 through December 23, 1998 and from December 24, 1998 through December 31, 1998; for the years ended December 31, 1999 and 2000 and for the three months ended March 31, 2001; were insufficient to cover fixed charges by $2,723; $4,623; $17,222; $5,277; $639,884; $2,036,521 and $672,617,
respectively. As a result of such deficiencies, the ratios are not presented.